EXHIBIT 99.1


                              [THERMOGENESIS LOGO)

                               ThermoGenesis Corp.
                         Closes Offering of Common Stock

RANCHO CORDOVA, Calif., February 3/PRNewswire-FirstCall/ -- ThermoGenesis Corp. (Nasdaq: KOOL - News) today announced that it has completed an offering of 8,000,000 shares of its common stock at $4.00 per share. At the closing, 8,000,000 shares were sold. Net proceeds before expenses from the offering were approximately $30.1 million. Upon completion of the offering, ThermoGenesis had approximately 53,984,192 shares issued and outstanding.

The sole book-running manager of the offering was Deutsche Bank Securities Inc. The co-manager of the offering was Jefferies and Company, Inc. Copies of the final prospectus relating to the offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005, from the office of Jefferies & Company, Inc., or from the SEC's Web site at www.sec.gov.

About ThermoGenesis Corp.

ThermoGenesis Corp. is a leader in developing and manufacturing automated blood processing systems and disposables that enable the manufacture, preservation and delivery of cell and tissue therapy products.

     o The BioArchive(R) System, an automated cryogenic device, is used by cord blood stem cell banks in 26 countries for cryopreserving and archiving cord blood stem cell units for transplant.

     o The AutoXpress(R) System, is a newly developed automated device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood.

     o The CryoSeal(R) FS System, an automated device and companion sterile blood processing disposable, is used to prepare hemostatic and adhesive surgical sealants from the patient's blood in about an hour. Enrollment in a 150 patient U.S. pivotal clinical trial has been completed and a PMA is being reviewed by the FDA.

     o The Thrombin Processing Device(TM) (TPD(TM)) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of patient blood, or blood plasma in less than 30 minutes. The TPD market launch is underway in Europe.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                         For More Information, Contact:

                               THERMOGENESIS CORP.
                         Matthew Plavan: (916) 858-5100
                          Or Fern Lazar: (212) 867-1762

                 or visit the web site at www.thermogenesis.com